UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 6, 2013

Date of Report (Date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Conditions.

The information in this Item 2.02 and the exhibit attached hereto are being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Act of 1934 or the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

On August 6, 2013, Solta Medical, Inc. (the “Company”) issued a press release regarding its financial results for the second quarter ended June 30, 2013. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

The Company makes reference to non-GAAP financial information in both the press release and during the conference call and webcast regarding its quarterly results. A reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures is contained in the attached press release. Specifically, among other non-GAAP financial measures, the Company has provided non-GAAP gross margin, non-GAAP operating income, non-GAAP Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share measures that exclude the impact of acquisition related adjustments, acquisition related costs, and stock-based compensation expenses.

The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of its ongoing operating results and trends, compared with historical results. This presentation is also consistent with the measures management uses to measure the performance of ongoing operating results against prior periods and against its internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures in the attached press release.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 6, 2013, Stephen Fanning resigned as the President and Chief Executive Officer of the Company. The Company and Mr. Fanning entered into a Separation Agreement and Release, pursuant to which Mr. Fanning will receive a cash payment equal to two years of his annual base salary and reimbursement for one year of COBRA health insurance premiums. In addition, the Company has entered into a Consulting Agreement with Mr. Fanning pursuant to which Mr. Fanning will provide services to the Company as a consultant through February 2014, during which time he has agreed not to compete with the Company and during which he will continue to vest in certain unvested equity awards that he held as of the date of his resignation. His remaining equity awards will expire in accordance with their terms.

The Company’s Board of Directors (“Board”) appointed Chairman of the Board, Mark Sieczkarek to serve as the Company’s Interim President and Chief Executive Officer effective August 6, 2013. Mr. Sieczkarek, 58, has served as a director of the Company since July 2006 and has served as Chairman of the Board since June 2013. From April 2003 to December 2011, Mr. Sieczkarek served as the President and Chief Executive Officer and director of Conceptus, a medical device company. From 1995 to January 2003, Mr. Sieczkarek served in various senior executive positions at Bausch & Lomb, an eye care company.

In connection with Mr. Sieczkarek’s appointment as the Company’s Interim President and Chief Executive Officer, Mr. Sieczkarek resigned from his positions as member of the audit committee and member of the compensation committee. The Board has appointed Linda Graebner to serve as a member of the audit committee. In addition the Board has appointed Hal Covert to serve as the Lead Independent Director.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release of Solta Medical, Inc. dated August 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: August 6, 2013	By:	/s/ John F. Glenn
Name: John F. Glenn
Title: Chief Financial Officer